Contact:	Amy Martini Corporate Affairs (914) 789-2816 amartini@progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES FOURTH QUARTER AND YEAR-END 2011 FINANCIAL RESULTS

Tarrytown, NY, March 15, 2012 – Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today announced the fourth quarter and year end 2011 results of operations.

Net loss for the quarter was $10.7 million or $0.32 diluted per share, compared to a net loss of $18.8 million or $0.57 diluted per share in the fourth quarter of 2010. This is attributable primarily to decreases in research and development expenses and general and administrative expenses of $6.8 million and $1.2 million, respectively. Net income for the year was $10.4 million or $0.31 diluted per share, compared to a net loss of $69.7 million or $2.14 diluted per share for 2010, reflecting primarily the recognition of $59.6 million of the $60 million upfront payment received from Salix Pharmaceuticals in February for global rights outside of Japan to RELISTOR® and $15.2 million of RELISTOR development cost reimbursement revenue from Salix.

Progenics ended the year with cash, cash equivalents and securities of $73.4 million, reflecting use of cash of $8.0 million in the quarter and, excluding the $60.0 million upfront cash payment from Salix, $38.1 million for the full year.

Fourth quarter revenue remained unchanged at $2.2 million for 2011 compared to 2010. For the full year 2011, Progenics reported revenues of $84.8 million, compared to $8.0 million for 2010, resulting primarily from an increase in RELISTOR development cost reimbursement revenue of $15.2 million from Salix and the recognition of $59.6 million of the upfront payment from Salix.

Royalty income for the quarter was $1.3 million compared to zero royalty income in the fourth quarter of 2010. Royalty income for the year was $3.0 million compared to $1.8 million for 2010. Royalty income on net sales reported by our collaborators in the following table in 2011 is based on Salix’s net sales only; 2010 royalty income was based on global net sales through September 30, 2010.

	RELISTOR Net Sales Reported by Collaborators (in millions)
	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010
U.S.	$8.0	$2.4	$8.2	$21.5	$9.5
Ex-U.S.	0.8	1.6	1.5	5.5	6.6
Global	$8.8	$4.0	$9.7	$27.0	$16.1

Fourth quarter expenses were $13.0 million, down $8.1 million over the same period in 2010. For the year, expenses totaled $74.5 million, a decrease of $3.4 million from 2010. The decline for both periods resulted primarily from a decrease in clinical trial expenses related to the oral methylnaltrexone phase 3 study and lower compensation expenses resulting from a decrease in company-wide average headcount. The expense decrease for the year compared to 2010 was partially offset by increased regulatory filing costs for the non-cancer pain sNDA and purchases of manufacturing supplies on behalf of Salix.

Fourth Quarter and Recent Highlights

•
Salix and Progenics completed and announced positive highly statistically significant results from a phase 3 trial of oral methylnaltrexone in chronic, non-cancer pain patients with opioid-induced constipation.

•	The company presented at ASCO GU a summary of interim results from its ongoing phase 1 study of PSMA ADC.

Conference Call and Webcast

Progenics will review fourth quarter and year-end financial results in a conference call today at 8:30 a.m. EDT. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 61136612. You also may listen to the live webcast on the Events section of the Progenics website, www.progenics.com. A replay will be available on the website from 10:30 a.m. EDT today through Thursday, March 29.

- Financial Tables follow -

PROGENICS PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except net income (loss) per share)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
Revenues:
Collaboration revenue	$366	$238	$76,764	$1,413
Royalty income	1,279	-	3,046	1,826
Research grants	464	1,906	4,810	4,573
Other revenues	88	13	176	140
Total revenues	2,197	2,157	84,796	7,952

Expenses:
Research and development	8,296	15,122	53,183	50,640
License fees – research and development	12	53	578	1,270
General and administrative	4,035	5,264	18,248	22,832
Royalty expense	131	59	405	241
Depreciation and amortization	485	570	2,066	2,853
Total expenses	12,959	21,068	74,480	77,836

Operating income (loss)	(10,762)	(18,911)	10,316	(69,884)

Other income:
Interest income	16	16	65	64
Total other income	16	16	65	64

Net income (loss) before income taxes	(10,746)	(18,895)	10,381	(69,820)
Income tax benefit	-	95	-	95
Net income (loss)	$(10,746)	$(18,800)	$10,381	$(69,725)

Net income (loss) per share; basic	$(0.32)	$(0.57)	$0.31	$(2.14)
Weighted average shares outstanding; basic	33,700	33,031	33,375	32,590

Net income (loss) per share; diluted	$(0.32)	$(0.57)	$0.31	$(2.14)
Weighted average shares outstanding; diluted	33,700	33,031	33,494	32,590

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands)
	December 31, 2011	December 31, 2010

Cash and cash equivalents	$70,105	$47,918
Accounts receivable	1,516	2,283
Auction rate securities	3,332	3,608
Fixed assets, net	4,038	5,878
Other assets	1,119	3,051
Total assets	$80,110	$62,738

Liabilities	$7,943	$11,430
Deferred revenue	366	-
Total liabilities	8,309	11,430
Stockholders’ equity	71,801	51,308
Total liabilities and stockholders’ equity	$80,110	$62,738

Completed Phase 3 Study for Oral Methylnaltrexone

In December 2011, Salix and Progenics announced that a phase 3 study of oral methylnaltrexone in chronic, non-cancer pain patients with opioid-induced constipation had concluded with positive, highly statistically significant results. Patients in this randomized, double-blind, placebo-controlled trial received either placebo or one of three doses of oral methylnaltrexone. Following a two-week screening period, study participants were dosed once daily for four weeks, continuing treatment on an as needed basis for eight additional weeks. The primary efficacy endpoint of the study was the proportion of subjects with a rescue-free bowel movement within four hours of receiving oral methylnaltrexone during the four-week blinded period.

Important Safety Information for subcutaneous RELISTOR

RELISTOR is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Use of RELISTOR beyond four months has not been studied.

RELISTOR is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction. If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician. Use of RELISTOR has not been studied in patients with peritoneal catheters.

Safety and efficacy of RELISTOR have not been established in pediatric patients.

Rare cases of gastrointestinal (GI) perforation have been reported in advanced illness patients with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie’s syndrome). Perforations have involved varying regions of the GI tract (e.g., stomach, duodenum, colon).

Use RELISTOR with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with RELISTOR and promptly notify their physician if they develop severe, persistent, and/or worsening abdominal symptoms.

The most common adverse reactions reported with RELISTOR compared with placebo in clinical trials were abdominal pain (28.5% vs. 9.8%), flatulence (13.3% vs. 5.7%), nausea (11.5% vs. 4.9%), dizziness (7.3% vs. 2.4%), diarrhea (5.5% vs. 2.4%), and hyperhidrosis (6.7% vs. 6.5%).

RELISTOR full Prescribing Information for the U.S. is available at www.RELISTOR.com.

About Progenics

Progenics Pharmaceuticals, Inc., of Tarrytown, N.Y., is a biopharmaceutical company dedicated to developing innovative medicines to treat disease, with a focus on cancer and related conditions. Progenics’ pipeline candidates include PSMA ADC, a human monoclonal antibody-drug conjugate in phase 1 testing for treatment of prostate cancer, and preclinical stage novel multiplex phosphoinositide 3-kinase (PI3K) inhibitors for the treatment of cancer. Progenics has exclusively licensed development and commercialization rights for its first commercial product, RELISTOR®, to Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. holds an exclusive license for the subcutaneous formulation. RELISTOR (methylnaltrexone bromide) subcutaneous injection is a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness. Regulatory approval is pending for use of RELISTOR by patients with chronic, non-cancer pain. Salix and Progenics have announced positive highly statistically significant results from a phase 3 trial of oral methylnaltrexone in chronic, non-cancer pain subjects with opioid-induced constipation.

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting risks and litigation. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.

(PGNX-F)

Editors Note:

For more information, please visit www.progenics.com.

For more information about RELISTOR, please visit www.RELISTOR.com.